FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE NATIONAL CORPORATION FILES TO PARTICIPATE
IN THE TREASURY DEPARTMENT CAPITAL PURCHASE PROGRAM

HARLEYSVILLE, PA (November 12, 2008) - Harleysville National Corporation (NASDAQ:HNBC) today announced that it filed an application to participate in the U.S. Treasury Department Capital Purchase Program, (“CPP”) as part of the Troubled Asset Relief Program (“TARP”).  The Executive Committee of the Harleysville National Corporation Board of Directors authorized management to apply for participation in the CPP up to the maximum of 3% of total risk-based assets, which is estimated at approximately $120 million, based on the pro-forma combination of assets resulting from the pending acquisition transaction of Willow Financial Bancorp, Inc. (NASDAQ: WFBC).
“We believe that participation in the U.S. Treasury Department Capital Purchase Program is in the best interest of our shareholders,” said Paul D. Geraghty, President and CEO.  “While we are a well capitalized bank today, this influx of low-cost capital will further strengthen our balance sheet and fuel our ability to grow our business with customers and prospects in our market territory.”
The TARP/CPP was established by the US Department of Treasury under authorization provided in the Emergency Economic Stabilization Act of 2008 in order to restore stability to the U.S. Financial System.  The program is targeted at healthy banks and designed to support economic recovery by encouraging both prudent lending and consolidation within the industry.
Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank.  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.7 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the

NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

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The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

Harleysville National Corporation has filed a registration statement on Form S-4 in connection with the merger transaction, and Harleysville National Corporation and Willow Financial Bancorp mailed a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus, because it contains important information about Harleysville National Corporation, Willow Financial Bancorp and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about Harleysville National Corporation, at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus, may also be obtained from Harleysville National Corporation by directing the request to: George Rapp, Executive Vice President and CFO, Harleysville National Corporation, 483 Main Street, Harleysville, Pennsylvania, 19438, telephone 215-513-2307

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.